Exhibit 99.1

VirnetX Receives $502.8 Million Plus Interest, Supplemental Damages, Costs and Ongoing Royalties in Final Judgment in Apple Suit

Ongoing Royalty of $0.84 Per Infringing Apple Device

ZEPHYR COVE, Nevada January 15, 2021 - VirnetX™ Holding Corporation (NYSE: VHC) (the “Company”), an Internet security software and technology company, announced today that the United States District Court for the Eastern District of Texas, Tyler Division (the “District Court”), entered a Final Judgment and issued its Memorandum Opinion and Order (“Order”) regarding post-trial motions resulting from the prior $502.8 million jury verdict (“Verdict”) for VirnetX in the ongoing patent infringement action between VirnetX Inc. (“VirnetX”) and Apple Inc. (“Apple”).

In the Order, the District Court affirmed the jury’s verdict of $502.8 million and granted VirnetX’s motions for pre-trial and post-trial interest, supplemental damages, costs, and ongoing royalty of a rate set at $0.84 per infringing iPhone, iPad and Mac products.

“We are extremely pleased with this $502.8 million final judgment and the added monies for interest, supplemental damages, costs and ongoing royalties,” said Kendall Larsen, VirnetX CEO and President. “We have fought long and hard to hold Apple responsible for using our technology in the US.”

On October 30, 2020, the jury in the District Court issued the $502.8 million jury verdict in favor of VirnetX based on Apple’s infringement of two network security patents; VirnetX US Patents No. 6,502,135 and No. 7,490,151. The case is VirnetX Inc., et al. v. Apple Inc., No. 6:12-CV-00855. The jury verdict called for damages of $0.84 per accused device since the 2013 launch of Apple’s iOS 7 operating system and represents 598,629,580 infringing units from US sales only. On March 13, 2020, VirnetX was paid a $454,033,859 judgment in a separate case against Apple.

About VirnetX

VirnetX Holding Corporation is an Internet security software and technology company with patented technology for secure communications including 4G LTE and 5G security. The Company’s software and technology solutions, including its secure domain name registry and Gabriel Connection Technology™, are designed to facilitate secure communications and to create a secure environment for real-time communication applications such as instant messaging, VoIP, smart phones, e-Readers and video conferencing. The Company’s patent portfolio includes over 190 U.S. and foreign granted patents/validations and pending applications. For more information, please visit http://www.virnetx.com/.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact, including the statement regarding the Company’s final judgment in VirnetX Inc., et al. v. Apple Inc., No. 6:12-CV-00855, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based on expectations, estimates and projections, and certain assumptions made by management and involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements, including but not limited to, including but not limited to (1) the outcome of any legal proceedings that have been or may be initiated by the Company or that may be initiated against the Company, including potential appeals of the final judgment and pending and future inter partes review proceedings in the Patent and Trademark Office and appeals therefrom; (2) the ability to capitalize on patent portfolio and generate licensing fees and revenues; (3) the ability of the Company to be successful in entering into licensing relationships with its targeted customers on commercially acceptable terms, including in Japan; (4) potential challenges to the validity of the Company’s patents underlying its licensing opportunities; (5) the ability of the Company to achieve widespread customer adoption of the Company’s Gabriel Communication Technology™ and its secure domain name registry; (6) the level of adoption of the 3GPP Series 33 security specifications; (7) whether or not the Company’s patents or patent applications may be determined to be or become essential to any standards or specifications in the 3GPP LTE, SAE project or otherwise; (8) the extent to which specifications relating to any of the Company’s patents or patent applications may be adopted as a final standard, if at all; and (9) the possibility that Company may be adversely affected by other economic, business, and/or competitive factors.    The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s reports and registration statements filed with the Securities and Exchange Commission, including those under the heading “Risk Factors” in the Company’s Quarterly Report on Form 10-Q filed on November 6, 2020 and subsequent filings with the Securities and Exchange Commission, as applicable. Many of the factors that will determine the outcome of the subject matter of this press release are beyond the Company’s ability to control or predict.  Except as required by law, the Company is under no duty to update any of the forward-looking statements after the date of this press release to conform to actual results.

Contact:
Investor Relations
VirnetX Holding Corporation
415.505.0456
ir@virnetx.com